UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 26, 2019

BioVie Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55292	46-2510769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2120 Colorado Avenue, #230 Santa Monica, California	90404
(Address of Principal Executive Offices)	(Zip Code)

(310) 444-4300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors, or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2020, the members of the Board of Directors (the “Board”) of BioVie Inc., a Nevada corporation (the “Company”) appointed Dr. Robert Hariri, Mr. Steve Gorlin and Mr. Sigmund Rogich to serve as members of the Board, effectively immediately.

Robert J. Hariri, MD, PhD, is the chairman, founder, and chief executive officer of Celularity, Inc., a leading human cellular therapeutics company. Dr. Hariri was the founder and CEO of Anthrogenesis Corporation, and after its acquisition by Celgene Corporation, served as CEO of Celgene Cellular Therapeutics. Dr. Hariri also co-founded the genomic-based health intelligence company, Human Longevity, Inc. He has served on numerous public boards including Cryoport (NASDAQ:CYRX). Dr. Hariri pioneered the use of stem cells to treat a range of life-threatening human diseases and continues to make transformative contributions in the fields of immuno-oncology and cell therapeutics. He is widely acknowledged for his discovery of pluripotent stem cells derived from the human placenta, and assisting with the discovery of the physiological activities of tumor necrosis factor (TNF). He holds over 170 issued and pending patents and has authored over 150 published chapters, articles, and abstracts. Over the years he has garnered numerous awards for contributions to the fields of biomedicine and aviation.

Mr. Steve Gorlin has founded many biotechnology and pharmaceutical companies over the past forty-five years, including Hycor Biomedical, Inc. (acquired by Agilent), Theragenics Corporation (NYSE: TGX), Medicis Pharmaceutical Corporation (sold to Valeant for approximately $2.6 billion), EntreMed, Inc. (NASDAQ: ENMD), MRI Interventions (MRIC), DARA BioSciences, Inc. (NASDAQ: DARA), MiMedx (NASDAQ: MDXG), Medivation, Inc. (NASDAQ: MDVN), sold to Pfizer for $14 billion and Conkwest which became NantKwest (NASDAQ: NK). Mr. Gorlin served for many years on the Business Advisory Council to the Johns Hopkins School of Medicine and on The Johns Hopkins BioMedical Engineering Advisory Board. He also served on the Board of the Andrews Institute. He is currently a member of the Research Institute Advisory Committee (RIAC) of Massachusetts General Hospital. He started The Touch Foundation, a nonprofit organization for the blind and was a principal financial contributor to the founding of Camp Kudzu for diabetic children.

Mr. Sigmund “Sig” Rogich is President of The Rogich Communications Group and serves on the Board of Keep Memory Alive, a philanthropic organization which raises awareness about brain disorders and Alzheimer's disease. Keep Memory Alive funds clinical trials through Cleveland Clinic’s Lou Ruvo Center for Brain Health to advance new treatments for patients with Alzheimer’s, Huntington’s and Parkinson’s disease, as well as frontotemporal dementia and multiple sclerosis. Mr. Rogic was formerly the US Ambassador to Iceland. He has served as a senior consultant to candidates for the highest office, including Presidents Ronald Reagan and George H.W.Bush. Mr. Rogich serves on the Board of Directors for many charitable causes.

On June 17, 2020, the board accepted the resignation of Mr. Jonathan Adams from his role as director. The resignation was not due to any disagreement on any matter relating to the Company’s operations, policies or practices. The Company appreciated and thanks Mr. Adams for his years of dedicated service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2020

BIOVIE INC.

By: /s/ Joanne Wendy Kim Name: Joanne Wendy Kim Title: Chief Financial Officer